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General DataComm Industries, Inc. and Subsidiaries            Exhibit 11

Calculation of Earnings per Share
(in thousands except per share data)

                                  Three months ended       Six months ended
                                      March 31,                  March 31,
                                  1995           1994      1995        1994
- ----------------------------------------------------------------------------
Primary earnings per share:
 Weighted average number of
   commmon shares outstanding      20,176       16,186      19,176   16,081
 Assumed exercise of certain
   stock options                        -            -           -        -
- ----------------------------------------------------------------------------
                                   20,176       16,186      19,176   16,081
- ----------------------------------------------------------------------------
Loss before cumulative effect of
  accounting changes              ($5,033)       ($810)    ($5,838) ($2,686)
Cumulative effect of changes in
  accounting for post-retirement
  and post-employment benefits          -            -           -     (433)
- -----------------------------------------------------------------------------
Net loss                          ($5,033)       ($810)    ($5,838) ($3,119)
- -----------------------------------------------------------------------------
Loss per share-1)
  Loss before cumulative effect
   of accounting changes          ($0.25)       ($0.05)     ($0.30)  ($0.16)
Cumulative effect of changes in
  accounting for post-retirement
  and post-employment benefits         -             -           -    (0.03)
- -----------------------------------------------------------------------------
Loss per share                    ($0.25)       ($0.05)    ($0.30)   ($0.19)
============================================================================
Fully diluted earnings per share:
Weighted average number of
  common shares outstanding       20,176        16,186      19,176   16,081
Assumed exercise of certain
  stock options                        -             -           -        -
- -----------------------------------------------------------------------------
                                  20,176        16,186      19,176   16,081
- -----------------------------------------------------------------------------
Loss before cumulative effect of
  accounting changes             ($5,033)       ($810)     ($5,838)  ($2,686)
  Cumulative effect of changes
    in accounting for
    post-retirement and
    post-employment benefits           -            -             -    (433)
- -----------------------------------------------------------------------------
Net loss                        ($5,033)       ($810)     ($5,838)   ($3,119)
- -----------------------------------------------------------------------------
Loss per share-1)
  Loss before cumulative effect
   of accounting changes        ($0.25)        ($0.05)    ($0.30)    ($0.16)
  Cumulative effect of changes
   in accounting for
   post-retirement and
   post-employment benefits          -              -          -      (0.03)
- -----------------------------------------------------------------------------
Loss per share                  ($0.25)        ($0.05)    ($0.30)    ($0.19)
=============================================================================
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(1- Loss per share amounts are required to be computed independently and, in 1995, do not equal the six-month loss-per-share amounts.